Century Issues WARN Notice at Hawesville, KY Smelter

Century Aluminum of Kentucky, a wholly-owned subsidiary of Century Aluminum Company (NASDAQ:CENX), today issued a notice to employees at its Hawesville, Kentucky aluminum smelter of its intent to curtail its plant operations beginning on October 24, 2015 unless the current pricing environment substantially changes. The announcement was made pursuant to the federal Working Adjustment and Retraining Notification Act (WARN).

"We regret the need to issue this notice at this time and fully understand the impact it will have on our employees, in our community and with our customers," commented Michael Bless, President and CEO. "The simple fact is that the recent significant decline in the aluminum price is being driven by unfair trade behavior over which our industry has no control. Chinese overcapacity and the improper export of heavily-subsidized Chinese aluminum products have undercut an otherwise viable plant. These issues must be addressed immediately. The strategy we set forth for Hawesville continues to be valid. It is solely the collapse in industry pricing, brought about by this improper trade behavior, that has put this excellent plant in jeopardy," Bless said.

There are approximately 565 employees at Hawesville. This action does not affect Century’s Sebree or Mt. Holly operations.

About Century Aluminum

Century Aluminum Company owns primary aluminum capacity in the United States and Iceland. Century's corporate offices are located in Chicago, IL.

Visit www.centuryaluminum.com for more information.

Certified Advisors for the First North market of the OMX Nordic Exchange Iceland hf. for Global Depositary Receipts in Iceland:

Atli B. Gudmundsson, Senior Manager -- Corporate Finance, Landsbankinn hf.
Steingrimur Helgason, Director -- Corporate Finance, Landsbankinn hf.

Cautionary Statement

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, which are subject to the "safe harbor" created by section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Forward-looking statements are statements about future, not past, events and involve certain important risks and uncertainties, any of which could cause our actual results to differ materially from those expressed in our forward-looking statements. These forward-looking statements may be identified by the words "believe," "expect," "anticipate," "intend," "plan," "estimate," "forecast" or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could," "might," or "may." Forward-looking statements in this press release include, without limitation, statements with respect to future global and local financial and economic conditions; our assessment of the aluminum market and aluminum prices (including premiums); the future operation of the Hawesville plant and the future effects of any closure of the Hawesville plant. More information about the risks, uncertainties and assumptions affecting the Company can be found in the risk factors and forward-looking statements cautionary language contained in our Annual Report on Form 10-K and in other filings made with the Securities and Exchange Commission. We do not undertake, and specifically disclaim, any obligation to revise any forward-looking statements to reflect the occurrence of future events or circumstances.

Century Aluminum Contacts:
Kenny Barkley (media)
270.521.7424

Peter Trpkovski (investors)
312.696.3112